Exhibit 99.1

   Rogers Corporation Postpones Fourth Quarter Earnings Release and
                            Conference Call

    ROGERS, Conn.--(BUSINESS WIRE)--Feb. 17, 2005--Rogers Corporation (NYSE:ROG) announced today that it will postpone its earnings release, scheduled for today, and conference call, scheduled for tomorrow, to a later date.
    Robert D. Wachob, President and CEO stated: "Due to our implementation in 2004 of the measures required to address the various recent regulatory actions, including Sarbanes Oxley and the Public Company Accounting Oversight Board, we have identified some potential issues associated with our accounting for deferred income taxes. We do not anticipate the final outcome of our analysis to have an adverse effect on our net income, financial position, or cash flows; however, it may favorably impact net income for the fourth quarter and full year 2004. We expect to complete the required analysis soon; therefore, we should be in a position to announce a new date for our fourth quarter earnings release next week. We expect that our fourth quarter sales and earnings, before whatever adjustments may be needed, will be at the high end of our previously reported guidance of sales of $84 to $86 million and earnings per diluted share of $0.24 to $0.27.

    Rogers Corporation, headquartered in Rogers, CT, U.S.A., develops and manufactures high-performance specialty materials, which serve a diverse range of markets including: wireless communications, computers and networking, imaging, transportation and consumer. Rogers operates manufacturing facilities in Connecticut, Arizona, and Illinois in the U.S., in Gent, Belgium, in Suzhou, China, and in Hwasung City, Korea. Sales offices are located in Japan, Hong Kong, Taiwan, Korea, China, and Singapore.

    Safe Harbor Statement

    Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements which should be considered as subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2003 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements.

    For more information, please contact the Company directly.

    CONTACT: Rogers Corporation
             Financial News Contact:
             James M. Rutledge,  860-774-9605
             Vice President Finance and CFO
             Fax: 860-779-4714
             or
             Editorial and Investor Contact:
             Edward J. Joyce, 860-779-5705
             Fax:  860-779-5509
             edward.joyce@rogerscorporation.com
             http://www.rogerscorporation.com